Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor's report dated March 22, 2021, with respect to the consolidated financial statements of Trulieve Cannabis Corp. (and its subsidiaries) as at December 31, 2020 and for each of the years in the two-year period ended December 31, 2020, included in this Annual Report on Form 10-K/A of Trulieve Cannabis Corp. for the year ended December 31, 2021, as filed with the United States Securities and Exchange Commission ("SEC").

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants
April 5, 2023
Ottawa, Canada